October 21, 2005
DREYFUS LIQUID ASSETS, INC.

Supplement to Prospectus dated April 15, 2005
Class 2

Effective November 21, 2005, the following information supersedes the first three paragraphs of the section entitled “Account Information – Account Policies”:

Buying shares

You pay no sales charges to invest in this fund. Your price for fund shares is the fund’s net asset value per share (NAV), which is generally calculated at 5:00 p.m. and 8:00 p.m. on days the New York Stock Exchange or the fund’s transfer agent is open for regular business. Your order will be priced at the next NAV calculated after your order is received in proper form by the fund’s transfer agent or other authorized entity. The fund’s portfolio securities are valued at amortized cost.

Orders in proper form placed prior to 5:00 p.m., and payments for which are received in or converted into Federal Funds by the fund’s custodian by 6:00 p.m., will become effective at the price determined at 5:00 p.m. on that day and will receive the dividend declared on that day.

Orders effected through compatible computer facilities after 5:00 p.m., but prior to 8:00 p.m., will become effective at the price determined at 8:00 p.m. on that day, if Federal Funds are received by the fund’s custodian by 11:00 a.m. on the following business day. In this case, shares purchased will start earning dividends on the business day following the date the order became effective. Orders effected between 5:00 p.m. and 8:00 p.m., by means other than a compatible computer facility (and otherwise received in proper form), will become effective on the following business day and will start earning dividends on the day that the order becomes effective.

All times are Eastern time.

The following information supersedes the first paragraph of the section entitled “Account Information – Account Policies – Selling shares”:

Selling shares

You may sell (redeem) shares at any time. Your shares will be sold at the next NAV calculated after your order is received in proper form by the fund’s transfer agent or other authorized entity. If a redemption request is received in proper form by the fund’s transfer agent or other authorized entity by 5:00 p.m., the proceeds of the redemption, if transfer by wire is requested, ordinarily will be transmitted in Federal Funds on the same day, and the shares will not receive the dividend declared on that day. If a request for redemption is received in proper form by the fund’s transfer agent or other authorized entity through compatible computer facilities after 5:00 p.m., but by 8:00 p.m., the proceeds of the redemption, if transfer by wire is requested, ordinarily will be transmitted in Federal Funds on the next business day, and the shares will receive the dividend declared on that day. Requests for redemptions effected between 5:00 p.m. and 8:00 p.m., by means other than a compatible computer facility (and otherwise in proper form), will become effective on the following business day. Except as otherwise noted above, you will generally receive the proceeds of the redemption within a week. Individuals for whom a financial institution has purchased Class 2 shares should consult a representative of their financial institution for further details about selling or exchanging the fund’s Class 2 shares.

All requests for exchanges of fund shares must be received in proper form by the fund’s transfer agent or other authorized entity by 4:00 p.m.

All times are Eastern time.

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Concepts to understand

Transactions through Compatible Computer Facilities: To open an account, add to an account or sell funds shares via computer facilities, access the Dreyfus Lion Remote System and follow the instructions. The Dreyfus Lion Remote System provides institutional investment managers with the ability to monitor, control and service their Dreyfus mutual fund accounts through their personal computer. Investment managers use their modem with a local-access dial-up network or use their Internet access with a digital certificate for 128-bit encryption security. Please call Dreyfus Institutional Services Division about the availability of other compatible computerized trading systems.

For additional information, access Dreyfus’ Internet site at www.LIONSALES.com.